Spectral Capital Completes Acquisition of 42 Telecom Ltd.

Integration of Spectral’s AI and quantum IP expected to transform 42 into enterprise-scale CRM and messaging powerhouse

Acquisition includes $16 million in guaranteed profitable revenue for 2025

SEATTLE, August 4, 2025 /PRNewswire/ — Spectral Capital Corporation (OTC: FCCN), a technology company focused on the convergence of artificial intelligence and emerging quantum computing technologies, today announced that it has completed the acquisition of 42 Telecom Ltd. (“42”), a global provider of enterprise messaging infrastructure. The acquisition closed on August 3, 2025, following the execution of a Closing Certificate confirming the satisfaction of all conditions in the Definitive Share Exchange Agreement signed July 15, 2025.

Under the agreement, Spectral acquired 100% of 42 Telecom’s issued and outstanding shares in exchange for 8 million shares of Spectral common stock, with an additional 8 million shares placed in escrow. The transaction includes a contractual guarantee that 42 will generate at least $16 million in profitable revenue for fiscal year 2025.

The integration of Spectral Capital’s 31 patent-pending innovations—focused at the intersection of artificial intelligence and quantum computing—positions 42 Telecom Ltd. to evolve into a global platform with transformative capabilities. By embedding Spectral’s proprietary technologies into 42’s existing messaging infrastructure, the company can unlock unprecedented levels of intelligent automation, fraud prevention, predictive engagement, and dynamic routing. These enhancements are expected to dramatically lower operating costs, optimize traffic monetization, and enable sophisticated enterprise-grade CRM and customer engagement features tailored for the U.S. market. With scalable, AI-driven personalization and quantum-secure communications layered into its SMS platform, 42 Ltd. is poised to differentiate itself in the high-margin U.S. enterprise segment, capturing market share from legacy providers and accelerating growth through value-added, low-latency API integrations for marketing, support, and behavioral analytics applications.

"This acquisition represents a pivotal moment for Spectral, as we operationalize our deep IP portfolio in a revenue-generating business with global scale and U.S. enterprise potential," said Jenifer Osterwalder, CEO of Spectral Capital Corporation. "We believe the integration of our AI and quantum technologies into 42’s infrastructure will not only increase efficiency and defensibility but create a leap in commercial value similar to what we’ve seen at companies like C3.ai and Service Now, whose valuations surged as they embedded AI into their core platforms."

Glen Warren, CEO of 42 Telecom Ltd., commented, "Our team is energized by the opportunity to pair Spectral’s world-class intellectual property with our scalable messaging infrastructure. We see enormous potential in the U.S. enterprise space, where demand for secure, intelligent, and integrated communication tools is growing rapidly. We are confident that together, we will reshape how global enterprises engage with their customers."

The Company will file the required audited financial statements and pro forma disclosures for 42 Telecom Ltd. within the applicable SEC filing deadlines.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and FCCN's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although FCCN believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of FCCN. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in FCCN's business; competitive factors in the market(s) in which FCCN operates; risks associated with operations outside the United States; and other factors listed from time to time in FCCN's filings with the Securities and Exchange Commission. FCCN expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in FCCN's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

About Spectral Capital Corporation (OTC: FCCN):
Spectral Capital Corporation is a deep technology company focused on the intersection of AI technology and Quantum Computing.   Founded in 2000 and headquartered in Seattle, Spectral brings over 20 years of expertise in accelerating emerging technologies, including more than a decade of developing artificial intelligence solutions.

With a robust and growing intellectual property portfolio approaching 500 patents, Spectral specializes in acquiring, developing, and licensing transformative innovations at the intersection of AI and quantum technologies. The company partners with major research universities to drive frontier research and commercialization, and it integrates its proprietary technologies into acquired operating companies to unlock dramatic improvements in growth, efficiency, and profitability.

For more information, visit Spectral Capital.

About 42 Telecom Ltd.

42 Telecom Ltd. is a global provider of carrier-grade international messaging services, with proprietary platforms that serve billions of SMS transactions annually. The company is known for its robust fraud mitigation infrastructure and its early integration of blockchain frameworks into telecommunications.

Media Contact:

Contact@spectralcapital.com